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Exhibit 99.4

EXECUTION COPY

        ASSET PURCHASE AGREEMENT, dated as of March 31, 2005 (this "Agreement"), between (i) PRIMEDIA Inc., a Delaware corporation ("PRM"), and its wholly-owned subsidiary PRIMEDIA Workplace Learning LP, a Delaware limited partnership ("PWPL"; collectively with PRM, "Sellers" and each, individually, a "Seller"), on the one hand, and (ii) Bank Administration Institute, an Illinois corporation ("Purchaser"), on the other hand.

        WHEREAS, the Financial Services Group division of PWPL is in the business of producing, selling, licensing for use and distributing video, DVD, CD-ROM and on-line versions of employer-provisioned compliance training courses for employees of FDIC-insured banks and credit unions (the "Courses"); and

        WHEREAS, upon the terms and subject to the conditions set forth herein, Purchaser desires to purchase certain of the assets and assume certain of the liabilities related to the business operated by the Financial Services Group division of PWPL (the "Business"), and Sellers desire to sell such assets and have Purchaser assume such liabilities.

        NOW, THEREFORE, in consideration of the mutual covenants and the respective representations and warranties contained herein, the parties hereby agree as follows:

ARTICLE I. PURCHASE AND SALE OF THE ASSETS.

        1.01    Assets Being Sold.    Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 3.01), Sellers shall sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase and acquire from Sellers, all of Sellers' right, title and interest in and to all of the following assets of Sellers that are held or used in connection with the Business, other than the Excluded Assets (as defined in Section 1.02) (such assets collectively referred to herein as the "Assets"):

        (a)   the Courses and all tangible embodiments thereof, including, without limitation, the inventory of video tapes, DVDs and CD-ROMs containing same and all related manuals and training materials;

        (b)   all lists, databases, documents and records of Sellers relating to past, present and prospective customers of the Business (whether owned, leased or licensed by Sellers, and whether in paper or electronic form);

        (c)   all promotional materials used in connection with the marketing, advertising and sale of the Courses, including any and all telemarketing scripts used in the Business;

        (d)   all imprints, titles, names, trade names, trademarks, service marks, logos and slogans (and any registrations, filings, certificates therefor and related applications) owned or used by Sellers primarily in connection with the Business, including without limitation the Marks (as defined in Section 4.09), together with (i) all national, foreign and state registrations, applications for registration and renewals and extensions thereof; (ii) all common law rights related thereto; (iii) all goodwill associated therewith; and (iv) all benefits, privileges, causes of action and remedies relating to any of the foregoing accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions, to sue for all present or future infringements or other violations of any rights in the Marks and to settle and retain proceeds from any such actions), but excluding in all cases the PRIMEDIA name and any variations thereof and derivations therefrom;

        (e)   all Copyrights (as defined in Section 4.09) and all registrations and applications therefor;

        (f)    all files, business and accounting records of Sellers, including data stored electronically, to the extent relating primarily to the Business ("Business Records"), and, to the extent requested by Purchaser, copies of all Ancillary Business Records (as defined in Section 1.02(d));

        (g)   all accounts receivable due Sellers in connection with the Business and all prepaid expenses relating solely to the Business;

        (h)   all furniture, fixtures, equipment, tangible property and other fixed assets used in the Business and located at the Business' leased premises at 12250 Weber Hill Road, Sunset Hills, Missouri (the "Transferred Equipment");

        (i)    subject to Section 6.02, all of Sellers' rights under the Contracts (as defined in Section 1.03);

        (j)    all of Sellers' right, title and interest in and to the Domain Names (as defined in Section 4.09) and all registrations therefor and the content of any websites using such Domain Names;

        (k)   all other intellectual property, including trade secrets and logos, associated primarily with the Business;

        (l)    all of Sellers' right, title and interest in and to the following toll-free telephone numbers: 800-264-7600; 800-322-7786; 866-688-1893; 866-688-1895; 866-688-1897; 877-381-7428; and 800-844-3637;

        (m)  the LMS License (as defined in Section 6.10);

        (n)   all of the goodwill and going concern value of the Business; and

        (o)   except as provided in Section 1.02, any and all other assets, real or personal, tangible or intangible, that are not listed above and are used primarily in the Business.

        1.02    Excluded Assets.    Purchaser acknowledges and agrees that the "Assets" shall not include, and Sellers shall retain all right, title and interest in and to, any and all of the following (collectively, the "Excluded Assets"):

        (a)   Sellers' corporate books and records of internal corporate proceedings, tax records, and related work papers;

        (b)   all rights and interests in and to the PRIMEDIA name and any variations thereof and derivations therefrom;

        (c)   all cash and cash equivalents held by or on behalf of Sellers and all of Sellers' bank accounts;

        (d)   all files, accounting records and internal reports and other books and records concerning the business activities of Sellers that are not related primarily to the Business, exclusive of the books, records and work papers referenced in Section 1.02(a); provided, however, that, at Purchaser's request, Sellers shall provide copies of such files, accounting records and internal reports, tax records, work papers and other books and records to Purchaser to the extent they are materially related to the Business ("Ancillary Business Records");

        (e)   all software, software systems, databases and database systems, whether owned, leased or licensed by Sellers, except to the extent the same is included as part of the Assets under Sections 1.01(b), (f), (j) or (m);

        (f)    all hardware and equipment, whether owned, leased or licensed by Sellers, other than the Transferred Equipment;

        (g)   all insurance policies maintained by Sellers;

        (h)   any and all prepaid Taxes and Income Tax refunds of Sellers, except to the extent relating solely to the Business for any period from and after the Closing Date; provided that, for purposes of this Agreement, (i) "Taxes" shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise and withholding taxes, duties and assessments, with all interest, penalties and additions imposed with respect to such amounts, and (ii) "Income Taxes" shall mean all Taxes imposed on or measured by net income or gross profits or gross receipts (but excluding sales, use, value added and property Taxes), together with all interest, penalties and additions imposed with respect to such amounts;

        (i)    Plans (as defined in Section 4.11(a)) and Employee Benefit Programs (as defined in Section 4.11(a)); and

        (j)    any and all other assets of Sellers of whatever kind or nature not used primarily in the Business.

        1.03    Assumed Liabilities.    On the Closing Date, Purchaser agrees to assume and pay, perform, comply with and discharge or otherwise satisfy, as and when due, (i) Sellers' obligations under the written contracts, agreements, commitments, licenses, instruments, guaranties, bids and proposals relating primarily to the Business to which either Seller is a party with any customers, or, in the case of bids or proposals, any prospective customers, or with any suppliers, vendors, software licensors or other providers of goods or services ("Contracts") that accrue or are to be performed after the Closing Date (including Contracts for which a Seller has recognized deferred revenue), (ii) all expenses and obligations in connection with the Business Employees (as defined in Section 6.03) to the extent set forth in Section 6.03, (iii) the liabilities reflected on the Closing Date Statement (as defined in Section 2.02(c)) and (iv) all other obligations and liabilities, regardless of the nature or amount, arising out of or relating to the conduct of the Business, or the use of any of the Assets, from and after the Closing Date (all of the foregoing in this Section 1.03, the "Assumed Liabilities").

        1.04    Excluded Liabilities.    Purchaser is not assuming (a) subject to Section 1.03(iv), any liabilities in respect of any Taxes, (b) any liability of either Seller for legal, accounting or broker's fees incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, (c) any liability owing by either Seller to any shareholder or former shareholder of such Seller or any affiliate of such Seller, (d) any obligations in respect of either Seller's bank accounts, (e) the obligations under any employment, change of control, stay or retention agreement or arrangement entered into by either Seller with any Business Employee or, except as reflected on the Closing Date Statement, any deferred compensation arrangement entered into by either Seller with any Business Employee, (f) liabilities resulting from any Plan or Employee Benefit Program, or (g) any claims, liabilities or obligations relating to the Excluded Assets. Other than as specifically set forth in Section 1.03 or elsewhere in this Agreement, Purchaser assumes no obligation whatsoever of either Seller, including without limitation Sellers' non-trade obligations, indebtedness for borrowed money or notes payable, claims under lawsuits, taxes owed any governmental entity, tort liabilities, liabilities for workers compensation or employee health costs (whether in respect of any self-insured plan or otherwise), premiums under health or other insurance policies, or obligations to employees for wages or benefits (except for obligations pursuant to COBRA), payments required to be made in respect of any federal, state and local payroll taxes including FICA, FUTA, SUTA and SUI and income tax withholdings and sales and use taxes, all in respect of any business activities conducted by Sellers prior to the Closing Date. Liabilities of Sellers other than Assumed Liabilities are herein referred to as the "Excluded Liabilities."

ARTICLE II. PURCHASE PRICE AND PAYMENT.

        2.01    Purchase Price.    (a) In consideration of the sale, transfer, conveyance and assignment of the Assets by Sellers to Purchaser, Purchaser agrees on the Closing Date, to assume the Assumed Liabilities in accordance with Section 1.03 and to pay to Sellers a cash purchase price equal to $21,306,000 (the "Purchase Price"), by wire transfer of immediately available clearing house funds to the account or accounts specified in writing by Sellers. Purchaser also agrees to pay the additional amount, if any, required to be paid by it to Sellers pursuant to Section 2.02(f), or shall be entitled to receive the amount, if any, required to be paid by Sellers to it pursuant to Section 2.02(f).

        2.02    Working Capital Adjustment.

        (a)   Definitions.    For the purposes of this Agreement, the following terms shall have the following respective meanings:

          (i)    "Closing Date Statement" shall mean the final statement of Closing Date Assets and Closing Date Liabilities.

          (ii)   "Closing Date Assets" shall mean the net amount of those assets of the Business on the Closing Date under the captions "Net Accounts Receivable-Trade," "Other Receivables" and "Prepaid Expenses," as determined in a manner consistent with (1) the Statement of Assets and Liabilities (as defined in Section 4.08 below), except that (A) all intercompany amounts shall be excluded, (B) no amounts shall be included in respect of prepaid insurance and (C) the amount reflected for each of the following captions shall be zero: "Other Receivables" and "Prepaid Expenses," and (2) the Preliminary Closing Date Statement (as defined in Section 2.02(c) below).

          (iii)  "Closing Date Liabilities" shall mean the aggregate amount of those liabilities of the Business on the Closing Date under the captions "Accounts Payable," "Accrued Payroll and Related," "Accrued Royalties," "Accrued Taxes," "State Tax Payable," "Deferred Revenue" and "Other Current Liabilities," as determined in a manner consistent with (1) the Statement of Assets and Liabilities, in each case to the extent incurred solely by the Business, except that (A) all intercompany amounts shall be excluded, (B) no amounts shall be included in respect of Excluded Liabilities and (C) the amount reflected for each of the following captions shall be zero: "Accounts Payable," "Accrued Royalties," "Accrued Taxes," "State Tax Payable," and "Other Current Liabilities," and (2) the Preliminary Closing Date Statement.

          (iv)  "Working Capital Amount" shall mean the Closing Date Assets less the Closing Date Liabilities. The Working Capital Amount can be represented by a positive or negative number.

          (v)   "Target Working Capital Amount" shall mean $(694,000) (i.e., negative $694,000), determined as set forth in Schedule 2.02(a)(v) attached hereto.

          (vi)  "Deficiency" shall mean the amount, if any, by which the Working Capital Amount is less than the Target Working Capital Amount, as set forth on the Closing Date Statement as modified as a result of the resolution of any Disputed Items (as defined in Section 2.02(c) below); provided, however, that if a Deficiency calculated hereunder exceeds $441,000, such Deficiency instead shall be deemed to equal $441,000 for all purposes of this Agreement.

          (vii) "Excess" shall mean the amount, if any, by which the Working Capital Amount exceeds the Target Working Capital Amount, as set forth on the Closing Date Statement as modified as a result of the resolution of any Disputed Items; provided, however, that if an Excess calculated hereunder exceeds $441,000, such Excess instead shall be deemed to equal $441,000 for all purposes of this Agreement.

        (b)   Effect of Deficiency/Excess.    The Purchase Price shall be reduced dollar-for-dollar by the amount of the Deficiency (not to exceed $441,000), if any, or increased dollar-for-dollar by the amount of the Excess (not to exceed $441,000), if any, with payment in respect of any such adjustment of the Purchase Price to be made by the applicable party in accordance with Sections 2.02(e) and (f) below.

        (c)   Delivery of Closing Date Balance Sheet:

          (i)    At Closing, Sellers shall deliver to Purchaser a preliminary Closing Date Statement setting forth the Closing Date Assets and Closing Date Liabilities, estimated based upon the then-available historical financial data (the "Preliminary Closing Date Statement").

          (ii)   No later than 120 days after the Closing Date, Sellers shall deliver to Purchaser the Closing Date Statement setting forth the Closing Date Assets and Closing Date Liabilities.

          (iii)  Purchaser shall have 45 days from its receipt of such statement to notify Sellers in writing of any objections to any item or items on the Closing Date Statement (an "Objection Notice"). Any Objection Notice shall specify the item or items in dispute (a "Disputed Item" or "Disputed Items"). Any Disputed Item shall be resolved in the manner set forth in Section 2.02(d) below.

          (iv)  If (A) Purchaser does not deliver an Objection Notice within 45 days of its receipt of the Closing Date Statement, (B) Purchaser acknowledges in writing that the Closing Date Statement is accurate or (C) Purchaser and Sellers resolve all Disputed Items in accordance with Section 2.02(d) below, then the Closing Date Statement shall be final, binding and conclusive on all parties.

        (d)    Arbitration.    If Purchaser and Sellers shall be unable to resolve any Disputed Items within 30 days after delivery of an Objection Notice from Purchaser to Sellers, then Sellers' independent accounting representative, Deloitte & Touche LLP ("D&T"), and RSM McGladrey, Inc., Purchaser's independent accounting representative ("RSM"), shall endeavor in good faith to resolve any Disputed Item(s). Either party may change its representative to any "big four" accounting firm other than D&T at any time prior to the 30th day after an Objection Notice has been delivered, by notice in writing to the other party, in which event the applicable references in this Agreement shall be to such substitute representative. In the event that D&T and RSM are unable to resolve the Disputed Item(s) within 30 days, D&T and RSM together shall, within 10 business days thereafter, appoint a representative from a "big four" accounting firm (other than D&T or RSM) to arbitrate the dispute (the "Arbitrator"). Sellers and Purchaser shall, within the next 20 days thereafter, present their positions with respect to the Disputed Item(s) to the Arbitrator, together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall, after the submission of the evidentiary materials, submit its written decision on each Disputed Item to Sellers and Purchaser. Any determination by the Arbitrator with respect to any Disputed Item shall be final, binding and conclusive on each party to this Agreement. Except as specifically set forth to the contrary in this Section 2.02(d) or specifically agreed to by the parties in writing, the Arbitrator shall comply with, and the arbitration shall be conducted in Chicago, Illinois in accordance with, the commercial arbitration rules of the American Arbitration Association ("AAA") as in effect for commercial arbitrations conducted in Chicago by the AAA. Sellers and Purchaser agree that the cost of the Arbitrator shall be borne one-half by Sellers and one-half by Purchaser.

        (e)    Resolution of Deficiency/Excess.    If it is finally determined pursuant to the provisions of this Section 2.02 that there is a Deficiency, then within 10 days after all Disputed Items with respect thereto have been resolved, Sellers shall pay to Purchaser the amount of the Deficiency (not to exceed $441,000). If it is finally determined pursuant to the provisions of this Section 2.02 that there is an Excess, then within 10 days after all Disputed Items with respect thereto have been resolved, Purchaser shall pay to Sellers the amount of the Excess (not to exceed $441,000).

        (f)    Payment of Deficiency or Excess.    Any payment of a Deficiency or an Excess (in either case, not to exceed $441,000) shall be made by wire transfer of immediately available funds to the account or accounts designated by Purchaser or Sellers, as the case may be, within 10 days after the final determination thereof and shall be accompanied by a payment of simple interest thereon calculated at the annual rate of 4% (assuming a 360 day year) from the Closing Date to the actual date of payment.

        2.03    Allocation of Purchase Price.    The parties to this Agreement agree to comply with the allocation rules under Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"). The parties recognize that the Purchase Price does not include Purchaser's acquisition expenses or Sellers' disposition expenses and that Purchaser and Sellers shall allocate such expenses appropriately. Sellers and Purchaser shall use good-faith efforts to establish the fair market values of the Assets and allocation of the Purchase Price by mutual agreement of the parties as soon as possible after the date hereof. It is the intention of the parties that such allocation will be arrived at by arm's-length negotiation and in the judgment of the parties properly reflects the fair market value of the Assets transferred pursuant to this Agreement and consistent with the Code. Purchaser and Sellers agree to file their respective federal Income Tax returns and other Tax returns (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the regulations promulgated thereunder or any provisions of state, local and foreign law ("1060 Forms")) reflecting such allocation in accordance with the mutual determination of the parties made in accordance with the foregoing, and to take no position contrary thereto unless required to do so pursuant to a "determination" as defined in Section 1313(a) of the Code. The parties further agree to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

ARTICLE III.    CLOSING.

        3.01    Date of Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement by the parties hereto. The date of the Closing for purposes of this Agreement (the "Closing Date"), including any calculations to be made as of the Closing Date hereunder, shall be 11:59 p.m., Chicago time, on the date of this Agreement. Execution of documents shall take place at the offices of Purchaser's counsel at One North Wacker Drive, Suite 4400, Chicago, Illinois 60606 (where Purchaser's representatives shall sign documents) and at the offices of PRM at 745 Fifth Avenue, New York, New York 10151 (where Sellers' representatives shall sign documents), with counsel for each party to confirm receipt of signed documents via facsimile (followed by courier delivery by such counsel to the other counsel promptly following the Closing Date) and authorize the wire of the Purchase Price as set forth in Section 2.01.

        3.02    Deliveries by Seller.    At the Closing, Sellers shall deliver to Purchaser (a) an executed trademark and domain name assignment, dated the Closing Date and substantially in the form of Exhibit A to this Agreement (the "Trademark Assignment"), (b) an executed Copyright Assignment, dated the Closing Date and substantially in the form of Exhibit B to this Agreement (the "Copyright Assignment"), (c) a Transition Services Agreement, dated the Closing Date and substantially in the form of Exhibit C to this Agreement (the "Transition Agreement"), (d) the Preliminary Closing Date Statement and (e) a copy of resolutions adopted by the Board of Directors of PWPL authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments referred to in this Agreement that PWPL is executing and delivering, and a certificate of the secretary or assistant secretary of PWPL, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date.

        3.03    Deliveries by Purchaser.    At the Closing, Purchaser shall pay the Purchase Price to Seller in accordance with Section 2.01 and deliver to Sellers (a) an executed Transition Agreement and (b) a copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments referred to in this Agreement that Purchaser is executing and delivering, and a certificate of the secretary or assistant secretary of Purchaser, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date.

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF SELLER.

        Sellers represent and warrant to Purchaser that each of the statements contained in this Article IV is true and correct on and as of the Closing Date:

        4.01    Organization.    PRM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Seller is executing and delivering ("Sellers' Additional Agreements") and to carry out the transactions contemplated hereby and thereby. PWPL is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full company power and authority to enter into this Agreement and Sellers' Additional Agreements and to carry out the transactions contemplated hereby and thereby.

        4.02    Authorization of Agreement.    The execution, delivery and performance by Sellers of this Agreement and Sellers' Additional Agreements, and the consummation by Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all necessary company action of Sellers. This Agreement and Sellers' Additional Agreements have been duly executed and delivered by Sellers, and constitute legal, valid and binding obligations of Sellers, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

        4.03    No Conflicts.    Except as described in the first sentence of Section 6.02(a), neither the execution, delivery or performance of this Agreement or any of Sellers' Additional Agreements by Sellers, nor the consummation by Sellers of the transactions contemplated hereby or thereby, nor compliance by Sellers with the terms and provisions hereof or thereof, will (i) conflict with the Certificate of Incorporation or By-Laws of PRM or the limited partnership agreement of PWPL, (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any Assumed Contract; (iii) constitute a violation by either Seller of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to such Seller; or (iv) result in the creation of any material mortgage, pledge, security interest, claim, lien, charge or encumbrance of any kind ("Lien") upon any of the Assets.

        4.04    No Consents.    No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Sellers of this Agreement or any of Sellers' Additional Agreements.

        4.05    Compliance with Laws.    Sellers are in material compliance with all applicable statutes, laws, rules, regulations, orders and ordinances of any governmental authority, as the same apply to the Assets and the Business.

        4.06    Litigation.    On the date hereof, there are no actions, suits, inquiries, proceedings or investigations pending or, to Sellers' knowledge, threatened before any court or governmental or administrative body or agency, or any arbitrator or arbitration panel either (a) relating to the Assets or Business, or (b) against either Seller relating to the transactions contemplated by this Agreement or Sellers' Additional Agreements, nor, to Sellers' knowledge, is there any reasonable basis for any such action, suit, inquiry, proceeding or investigation to be initiated.

        4.07    No Brokers.    Neither Seller has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement other than fees to be paid by Sellers.

        4.08    Financial Statements.    Attached hereto as Schedule 4.08-1 are: (a)  unaudited statements of income for the Business for the years ended December 31, 2003 and December 31, 2004 and the two-month period ended February 28, 2005 (collectively, the "Income Statements"); and (b) an unaudited statement of assets and liabilities of the Business as at December 31, 2004 and February 28,

2005 (the "Statements of Assets and Liabilities"; together with the Income Statements, the "Financial Statements"). Except as set forth on Schedule 4.08-2 hereto, the Financial Statements have been prepared from books and records maintained by the Sellers, consistent with its past practices and in accordance with generally accepted accounting principles as in effect in the United States, consistently applied, and fairly present, in all material respects, the financial condition of the Business for the periods and as of the dates indicated and the results of operations for the periods then ended. Sellers acted in good faith in preparing the Preliminary Closing Date Statement pursuant to Section 2.02(c), in a manner consistent with the Financial Statements.

        4.09    Intellectual Property.    Schedule 4.09-1 attached hereto contains an accurate and complete description of (a) all United States federal trademark registrations and pending applications for all imprints, titles, names, trademarks, service marks, logos and slogans used primarily in connection with the Business (excluding those using the PRIMEnet name, the PRIMEDIA name and any variations thereof and derivations therefrom) (the "Marks") and (b) all registered domain names used primarily in connection with the Business and all existing and pending applications therefor (the "Domain Names"). No person other than Sellers has any copyrights to any of the BTCC Courses (as defined in Section 4.14) or any of the content thereof or any Asset described in Sections 1.01(b) and (c) (the "Copyrights"), except for content drawn from other sources for which proper attribution has been made that will not restrict the use of the materials subject to such Copyrights in the manner that such materials have been used by the Sellers in the Business. None of the Marks, the Domain Names or the material which forms the subject of the Copyrights infringes on any trademarks, patents, copyrights or any other rights of any person or entity.

        None of the Marks has been abandoned by the Sellers and none of the Marks, Domain Names or Copyrights is subject to any outstanding order, decree, judgment, stipulation, injunction or written restriction or agreement restricting the scope of use thereof. There are no material infringing or diluting uses of the Marks. Sellers have not granted any material license (other than such licenses and permissions for one-time or limited use granted in the ordinary course of business) to any person or entity to use any of the Marks, Domain Names or Copyrights. Sellers have not encumbered, transferred or sold, or otherwise entered into any agreement for the transfer and sale, of any of its rights, title and interest in and to the Marks, the Domain Names or the Copyrights prior to the date hereof. There are no existing restrictions on transfer of the Domain Names which would prohibit the transfer of the Domain Names to Purchaser. Sellers are the sole and exclusive owners of all of the Marks, Domain Names and Copyrights.

        4.10    Contracts and Commitments.    (a) Schedule 4.10 attached hereto lists: (i) each Contract that has required the expenditure by Sellers in respect of the Business of at least $25,000 in the 12 months immediately preceding Closing or will require the expenditure by Sellers in respect of the Business (in each case, other than variable payment requirements based on the volume of licenses and sales of Courses) of at least $25,000 in the 12 months immediately following Closing, (ii) each Contract that resulted in the payment to Sellers in respect of the Business of at least $25,000 in the 12 months immediately preceding Closing or provides for the payment to Sellers in respect of the Business of at least $25,000 in the 12 months immediately following Closing and (iii) all material licensing agreements with third parties relating primarily to the Business to which either Seller is a party (collectively, the "Material Contracts").

        (b)   Sellers have not obtained any letter of credit for, or given any irrevocable power of attorney to any person, firm or corporation in respect of the Business or the Assets.

        (c)   Neither Seller is in default, nor, to Sellers' knowledge, is there any basis for any claim of default against either Seller, under (i) any Contracts, except for any such defaults which, individually or in the aggregate, would not, whether or not cured, have a material adverse effect on the operations, assets or condition (financial or otherwise) of the Business, taken as a whole, excluding any such effects arising out of or resulting from changes in the general economy or general market conditions or entering into this Agreement, the announcement thereof or the consummation of the transactions contemplated hereby, or (ii) any Material Contracts.

        (d)   Sellers heretofore have delivered or made available to Purchaser true and correct copies of all of the Material Contracts.

        4.11    Employee Benefits.    (a) Schedule 4.11 attached hereto lists:

          (i)    all written employment or severance agreements with, and all collective bargaining or other labor agreements covering, any Business Employee (as defined in Section 6.03);

          (ii)   each "Employee Benefit Plan" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is covered by ERISA and that is maintained for the benefit of any Business Employee (each, a "Plan"; collectively, the "Plans"); and

          (iii)  each written plan or arrangement not subject to ERISA and maintained for the benefit of any Business Employee which provides for retirement benefits, termination bonuses, deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (in each case, other than any agreement providing for any payment by Sellers to any Business Employee in connection with the sale of the Assets) (each, an "Employee Benefit Program"; collectively, the "Employee Benefit Programs").

        (b)   Each Plan and Employee Benefit Program has been maintained and administered at all times in material compliance with all applicable laws, rules and regulations, including but not limited to ERISA and the Code, applicable to such Plan and Employee Benefit Program.

        (c)   No "Reportable Event" (as such term is used in Section 4043 of ERISA), "Prohibited Transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "Accumulated Funded Deficiency" (as such term is used in Section 412 of ERISA or Section 4971 of the Code) has occurred with respect to any Plan, and, to the knowledge of Sellers, no condition or set of circumstances exists which could result in a "Reportable Event."

        (d)   Complete and correct copies of all Plans and Employee Benefit Programs listed on Schedule 4.11 have been delivered or made available to Purchaser.

        4.12    Transactions with Affiliates.    Except as described on Schedule 4.12 or elsewhere herein or in the Transition Agreement, there are no services currently being provided to the Business by PRM or any affiliate thereof that are material to the Business.

        4.13    Absence of Certain Changes.    Since December 31, 2004, in connection with the Business, Sellers have not, except in the ordinary course of business and except as set forth on Schedule 4.13 hereto:

          (a)   incurred any obligations or liabilities (whether absolute, accrued or contingent and whether due or to become due) that are material to the Business, taken as a whole;

          (b)   written off as uncollectible any notes or accounts receivable or any portion thereof that are material to the Business, taken as a whole;

          (c)   sold or transferred any properties or assets, whether real, personal, fixed, tangible or intangible, that are material to the Business, taken as a whole;

          (d)   made any capital expenditures or commitments for capital assets that are material to the Business, taken as a whole;

          (e)   made any change in any accounting practice, principle, policy or method that are material to the Business, taken as a whole;

          (f)    reduced insurance coverage in any manner that is material to the Business, taken as a whole;

          (g)   entered into any material written employment, change of control, stay, retention, deferred compensation or other similar agreement (or any amendment to any such existing agreement) relating to the Business, other than any agreement, plan or arrangement set forth on a Schedule to this Agreement, or granted any general increase in compensation, bonus or other benefits payable to any Business Employee;

          (h)   amended any of the Plans or Employee Benefit Programs;

          (i)    accelerated or delayed the payment of any obligations or the receipt of any revenues; or

          (j)    agreed, whether in writing or otherwise, to take any action referred to in this Section 4.13 in the future.

        4.14    Courses.    Schedule 4.14 hereto lists all of the Courses that, as of the time immediately prior to Closing, are owned by Sellers and are for sale, license for use or distribution by Sellers (the "BTCC Courses").

        4.15    Title to and Condition of Assets.    Sellers have, and are transferring to Purchaser at the Closing, good and marketable title to all of the Assets owned by Sellers, and a valid leasehold or license interest in all of the Assets leased or licensed by Sellers, in each case free and clear of all Liens except (i) Liens for Taxes not yet due and payable or being contested in good faith, (ii) any statutory Lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of Seller's business, and (iii) any other imperfections in Sellers' title to, or minor encumbrances on, any of its assets or properties that, individually and in the aggregate, do not and could not reasonably be expected materially to impair the value of, or interfere with the use by Purchaser from and after the Closing Date of, any of the Assets or the conduct of the Business. The tangible Assets are in good operating condition (normal wear and tear excepted) and are suitable for the uses for which they are intended.

ARTICLE V.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        Purchaser represents and warrants to Sellers that each of the statements contained in this Article V is true and correct on and as of the Closing Date:

        5.01    Organization of Purchaser.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Purchaser is executing and delivering ("Purchaser's Additional Agreements"; together with Sellers' Additional Agreements, the "Additional Agreements") and to carry out the transactions contemplated hereby and thereby.

        5.02    Authorization of Agreement.    The execution, delivery and performance by Purchaser of this Agreement and Purchaser's Additional Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Purchaser and its board of directors. This Agreement and Purchaser's Additional Agreements have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

        5.03    No Conflicts.    Neither the execution, delivery or performance of this Agreement or any of Purchaser's Additional Agreements, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with the terms and provisions hereof or thereof will: (i) conflict with the certificate of incorporation, bylaws or other organizational documents of Purchaser; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser is bound; or (iii) constitute a violation by Purchaser of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to Purchaser; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not be reasonably likely to have a material adverse effect on the business, assets or condition (financial or otherwise) of Purchaser.

        5.04    No Consents.    No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Purchaser of this Agreement or any of Purchaser's Additional Agreements.

        5.05    Litigation.    There are no actions, suits, inquiries, proceedings or investigations pending or, to Purchaser's knowledge, threatened before any court or governmental or administrative body or agency, or any arbitrator or arbitration panel against Purchaser relating to the transactions contemplated by this Agreement or Purchaser's Additional Agreements, nor, to Purchaser's knowledge, is there any reasonable basis for any such action, suit, inquiry, proceeding or investigation to be initiated.

        5.06    No Brokers.    Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement.

        5.07    Purchaser's Acknowledgment.    Purchaser acknowledges and agrees that no representation or warranty has been or is being made by either Seller except as expressly set forth in this Agreement, and no representation or warranty is being made by either Seller as to the future operations or prospects of the Business.

ARTICLE VI.    FURTHER AGREEMENTS OF THE PARTIES.

        6.01    Expenses.    Purchaser and Sellers shall bear their own respective expenses incurred in connection with the negotiation and preparation of this Agreement, the Additional Agreements and the consummation and performance of the transactions contemplated hereby and thereby and in connection with all obligations required to be performed by each of them under this Agreement and the Additional Agreements, except as otherwise may be expressly provided herein.

        6.02    Consents to Assignments of Contracts.    (a) Purchaser acknowledges and agrees that certain consents and approvals with respect to the transactions contemplated by this Agreement may be required from parties to the Assumed Contracts and that such consents and approvals have not been obtained. Sellers shall cooperate with Purchaser, upon Purchaser's request, in any reasonable manner in connection with Purchaser's obtaining any such consents and approvals; provided, however, that such cooperation in no event shall require either Seller or any of its affiliates to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

        (b)   Any transfer or assignment to Purchaser by either Seller on the Closing Date of any interest under any Contract that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained and Purchaser shall not assume any liabilities or obligations under any such contract until such consent or approval is obtained. At Purchaser's request, Sellers will cooperate with Purchaser in a commercially reasonable manner to provide that Purchaser shall receive Sellers' interest in the benefits under any such contract, including (at Purchaser's request) performance by the applicable Seller as agent, provided, in each case, that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained.

        6.03    Employees.    Schedule 6.03 sets forth the name, title, date of hire and annual salary of each of the employees employed by Sellers solely in connection with the Business immediately prior to the Closing Date (each, a "Business Employee"; collectively, the "Business Employees"). Purchaser shall offer employment to each Business Employee and, following the Closing, each Business Employee shall be employed at no less than the wage or salary, commission and bonus formula of such employee in effect immediately prior to the Closing Date; provided, however, that Purchaser does not guarantee that the employment of any Business Employee will continue for a specified period, and may in its discretion make any or all such Business Employees "at will" employees and elect to modify any compensation arrangement as it shall determine (it being understood and agreed that Purchaser shall bear all liabilities and obligations of any kind in respect of any termination, whether actual or constructive, of the employment of any Business Employee from and after the Closing Date). Purchaser shall be responsible to pay all salaries, bonuses accrued through the Closing Date and sales commissions earned as of the Closing Date, in each case to the extent the same are included on the final Closing Date Statement (provided, however, that no payment of a Deficiency or an Excess, as the case may be, required to be made pursuant to Section 2.02(f) shall exceed $441,000), but excluding any retention, stay or change of control bonuses payable pursuant to agreements entered into by either Seller, which shall be paid by Sellers. In addition, Purchaser shall be responsible to pay all salaries and bonuses accrued from and after the Closing Date and all sales commissions, medical, dental, fringe or pension benefits, vacation or sick days, including, without limitation, COBRA benefits, payable to, or accruable for, any Business Employee from and after the Closing Date.For a period of one year following the Closing, Purchaser shall provide to each Business Employee who continues to be employed by Purchaser employee benefits programs that are at least as beneficial as those in effect for comparable employees of Purchaser. Purchaser shall recognize service with either Seller (and any affiliate of such Seller and any predecessors to such Seller or any such affiliate) prior to Closing ("Prior Service") for all Business Employees for purposes of eligibility and vesting, but not for benefit accrual, under each benefit program that provides pension, savings, or other deferred benefits which is adopted, maintained, or contributed to by Purchaser or any of its affiliates to the extent Business Employees participate or are eligible for participation after the Closing. Purchaser shall recognize Prior Service for all Business Employees for purposes of determining entitlement to vacation and sick leave as employees under its applicable vacation and sick leave policies but, notwithstanding any other provisions hereof or of any Plan or Employee Benefit Program, Sellers will be liable for any sick or vacation pay due any Business Employee in respect of periods prior to the Closing.

        6.04    Further Assurances.    Each of Purchaser and Sellers shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby, including, without limitation, to obtain any consents from any party to any Material Contract which is required in connection with the transactions contemplated hereby, provided that such obligation shall not require the expenditure of money by either Seller other than out-of-pocket expenses incurred in the ordinary course of cooperating with Purchaser in obtaining such consents. The parties shall cooperate with each other in connection with any litigation relating to the Business, including providing reasonable access to books and records and employees (current or former); provided that in no event shall either party be required to make any expenditure of money in connection therewith except to the extent required under the terms of this Agreement.

        6.05    Correspondence.    Each party promptly will remit to the other party any correspondence or amounts received by it which properly belong to such other party.

        6.06    Record Retention.    Each party shall maintain the agreements, documents, books, records and files relating to the Business (collectively, "Records") for a period of six years following the Closing Date. From and after the Closing Date, upon reasonable prior written notice from Purchaser or Sellers, as the case may be, the other party shall furnish or cause to be furnished to such other party and its respective representatives, employees, counsel and accountants, access, during normal business hours, Records relating to periods prior to the Closing Date, and shall permit such persons to examine and copy, at such persons' sole cost and expense, such Records to the extent reasonably requested by the other party as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any claim or assessment. The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of Purchaser or Seller, as the case may be.

        6.07    Discontinuance of Obligation to Provide Services or Benefits.    Except as otherwise provided pursuant to the Transition Agreement, any services or benefits provided by either Seller or any of its affiliates to or for the Business or to any of its officers or employees automatically shall terminate as of the Closing Date.

        6.08    No Disclosure.    Neither Purchaser nor Sellers shall produce, distribute, publish or issue, or consent or cause to be produced, distributed, published or issued, any press release, public announcement or other publicity referring to this Agreement or any related agreements, the subject matter or content hereof or of any related agreements or the transactions contemplated hereby or thereby, without the express, prior written approval of the other party, unless Purchaser or a Seller (a) is ordered to make any such disclosure by a court of competent jurisdiction or (b) is advised by legal counsel that such disclosure is required under applicable laws or the rules and regulations of any stock exchange upon which Purchaser's or PRM's securities are traded, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure.

        6.09    Guarantees, Joint Obligations.    To the extent that PRM or any of its affiliates has any liability or obligation under or with respect to any Assumed Contract, whether joint or several or in connection with a guarantee, Purchaser agrees that Purchaser (i) shall be solely responsible for the breach of any such contract to the extent that such breach arises from the conduct of the Business from and after the Closing Date and (ii) shall indemnify and hold harmless each of PRM, PWPL and their respective affiliates from and against any and all losses, liabilities or damages arising out of or relating to its obligations under such contracts or guarantees, as the case may be. Notwithstanding the foregoing, in the event that any lease guaranteed by PRM, PWPL or any of their respective affiliates contains an option to renew, Purchaser shall not renew such lease without having PRM, PWPL or such affiliate or affiliates, as applicable, released from such guarantee.

        6.10    LMS License.    Sellers hereby grant to Purchaser a perpetual, non-exclusive, royalty-free license to use in connection with the Business any Proprietary LMS Software (as defined below), solely in a manner consistent with the past practices of the Business prior to the Closing Date, it being understood that this Section 6.10 at no time shall be construed in any manner to require either Seller to sub-license all or any portion of any third-party software to Purchaser (the "LMS License"). "Proprietary LMS Software" shall mean any proprietary learning management-related software or enhancement thereof that (i) has been authored by and is owned by a Seller and (ii) is used by the Business as of the Closing Date, except that Proprietary LMS Software shall exclude the proprietary software product known internally at PWPL as "The Academy."

        6.11    Bulk Sales Law.    Except to the extent prohibited by applicable law, each party waives all compliance by Sellers and Purchaser with the requirements of any bulk sales law, if and to the extent applicable to the transactions contemplated by this Agreement.

ARTICLE VII.    INDEMNIFICATION.

        7.01    Survival.    The covenants, representations and warranties of Sellers, on the one hand, and Purchaser, on the other hand, shall survive the Closing Date until the date that is one year after the Closing Date, other than (a) Sellers' indemnification obligation under Section 7.02(a)(iv), Purchaser's indemnification obligation under Section 7.03(e) and Sellers' license grant under Section 6.10, each of which shall survive indefinitely, and (b) Sellers' obligations under Article 8, which shall survive for the period specified in such Article 8. The expiration of any covenant, representation or warranty shall have no effect on the continued validity of any claim if written notice was given in accordance with this Article VII before the date of such expiration.

        7.02    Indemnification by Sellers.    (a) Sellers shall indemnify and hold harmless Purchaser, Purchaser's subsidiaries and their respective officers, directors, employees and agents (collectively, "Purchaser Indemnified Parties") from, against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable legal fees and expenses and amounts paid in settlement) (collectively, "Claims"), that arise from or relate or are attributable to (i) any misrepresentation by Sellers or breach of a warranty made by Sellers, in each case, under Article IV hereof, (ii) any breach of any covenant or agreement on the part of Sellers set forth herein or in any of Sellers' Additional Agreements, (iii) any liability or obligation to brokers retained by Sellers in connection with the transactions contemplated by this Agreement and (iv) the Excluded Liabilities.

        (b)   Notwithstanding the foregoing, Sellers shall have no liability to indemnify any Purchaser Indemnified Party on account of any Claim pursuant to clauses (i) and (ii) of Section 7.02(a) unless and until and only to the extent that the liability of Sellers in respect of such Claims, when aggregated with Sellers' liability in respect of all other Claims made pursuant to clauses (i) and (ii) of Section 7.02(a), amounts to more than $300,000 (the "Threshold Amount"), whereupon Sellers shall be liable to pay all amounts due pursuant to clauses (i) and (ii) of Section 7.02(a).

        (c)   The maximum aggregate liability of Sellers for any and all claims under clauses (i) and (ii) of Section 7.02(a) shall not exceed $7,500,000.

        7.03    Indemnification by Purchaser.    Purchaser shall indemnify and hold harmless Sellers, Sellers' subsidiaries and their respective officers, directors and employees (collectively, "Seller Indemnified Parties") from, against and in respect of any and all Claims that arise from or relate or are attributable to (a) any misrepresentation by Purchaser or breach of a warranty made by Purchaser, in each ease, under Article V hereof, (b) any breach of any covenant or agreement on the part of Purchaser set forth herein or in any of Purchaser's Additional Agreements, (c) any liability or obligation to brokers retained by Purchaser in connection with the transactions contemplated by this Agreement, (d) any obligation to any Business Employee arising on or after the Closing Date and (e) the Assumed Liabilities.

        7.04    Notice to the Indemnitor.    Promptly after the assertion of any Claim by a third party or the occurrence of any event which may give rise to a claim for indemnification from an indemnifying party ("Indemnitor") under this Article VII, an indemnified party ("Indemnitee") shall notify the Indemnitor in writing of such Claim. The Indemnitor shall then have 30 days to advise the Indemnitee whether the Indemnitor accepts the defense of such Claim and Indemnitor shall have no obligation to Indemnitee for legal fees incurred by the lndemnitee before or after the date of any assumption of the defense by Indemnitor; provided that the Indenmitor automatically agrees to accept the defense of any Claim referred to in clause (iv) of Section 7.02(a); and, provided further, that the failure of the Indemnitee to give such notice shall not relieve the Indemnitor of its obligation hereunder except to the extent it is prejudiced thereby.

        7.05    Right of Parties to Settle or Defend.    If the Indemnitor determines to accept the defense of such Claim, the Indemnitee shall have the right to be represented by its own counsel at its own expense, its participation to be subject to the reasonable direction of the Indemnitor, and the Indemnitee shall provide all requested waivers and authorities for the Indemnitor to act on behalf of the Indemnitee. If the Indemnitor fails to undertake the defense of or settle or pay any such third party Claim within 30 days after the Indemnitee has given written notice to the Indemnitor of the Claim, or if the Indemnitor, after having given such notification to the Indemnitee, fails within 30 days to defend, settle or pay such claim, then the Indemnitee may take any and all necessary action to dispose of such Claim; provided, however, that in no event shall the Indemnitee settle such Claim without the prior consent of the Indemnitor as provided in Section 7.06 below.

        7.06    Settlement Proposals.    (a) In the event that the Indemnitee desires to settle any third-party Claim the defense of which has not been assumed by Indemnitor, the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). The Indemnitor shall have 20 days after the Indemnitee's receipt of the notice of the Proposed Settlement to advise the Indemnitee whether it accepts the Proposed Settlement. If the Indemnitor notifies the Indemnitee that it accepts the Proposed Settlement, the Indemnitee may offer the Proposed Settlement to the third party making the Claim. If, after approval by the Indemnitor, the Proposed Settlement is not accepted by the party making such Claim, any new Proposed Settlement which the Indemnitee may wish to present to the party making such Claim shall again first be presented to the Indemnitor in accordance with the provisions of this Section 7.06.

        (b)   Except as provided in the immediately following sentence, the Indemnitor may settle any third-party Claim as to which it has agreed to accept the defense, on any terms which it may deem reasonable. In the event that the Indemnitor desires to settle any such third-party Claim, the Indemnitor shall not, without the Indemnitee's prior written consent, (i) settle or compromise any proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such proceeding, claim or demand, or (ii) settle or compromise any such proceeding, claim or demand in any manner that adversely affects the Indemnitee. Following the Closing, the indemnification obligations of this Article VII shall be the exclusive remedy for breaches of this Agreement and the Additional Agreements and no other remedy shall be had in contract, tort or otherwise.

        7.07    Reimbursement.    At the time the amount of any liability on the part of the Indemnitor under this Article VII is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments by the Indemnitee and (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall, within 30 days after receipt of notice from the Indemnitee, pay to the Indemnitee the amount of the indemnity claim.

        7.08    Exclusive Remedy.    Notwithstanding anything to the contrary contained herein, except for remedies that cannot be waived as a matter of law (including remedies for fraud) and injunctive and provisional relief, this Article VII shall be the sole and exclusive remedy for any and all breaches of the covenants (other than the covenants contained in Article VIII hereof), representations, warranties or other obligations or agreements of any kind contained in this Agreement or in any of the Additional Agreements.

ARTICLE VIII.    RESTRICTIVE COVENANTS AND CONFIDENTIALITY

        8.01    Restrictive Covenants.

        (a)   Each Seller agrees that, for a period of two years from and after the date hereof (the "Non-Compete Period"), such Seller shall not, and shall cause its Affiliates (as defined below) (other than Kohlberg Kravis Roberts & Co. and any of its Affiliates that are not subsidiaries of PRM) not to, anywhere in the world, own, acquire, manage, operate or control any company or other entity (in each case, a "Competing Entity") that is in the business of producing or selling, licensing or distributing to third parties, employer-provisioned compliance training courses for employees of FDIC-insured banks and credit unions ("Competing Products").

        (b)   For purposes of this Agreement, "Affiliate" shall mean, as to any entity, any other entity Controlling, Controlled by, or under common Control with, such entity; and "Control" shall mean, as to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies or affairs of such entity, whether through ownership of voting securities, by contract or otherwise.

        (c)   Notwithstanding any of the foregoing to the contrary, nothing shall prohibit a Seller or any of its Affiliates from: (i) owning less than 10% of the equity or similar financial interests of a Competing Entity, so long as neither Seller nor its Affiliates shall have the ability or right to direct or control the management of such Competing Entity; or (ii) engaging in the continued operation of any business (other than the Business) being conducted by such Seller or any of its Affiliates in substantially the same manner as conducted immediately prior to the Closing Date.

        (d)   Sellers agree that the period of time provided in the definition of Non-Compete Period above, and the territorial restrictions and other provisions and restrictions set forth above, are necessary to protect Purchaser and its successors and assigns in the use and employment of the goodwill of the Business and will not unduly restrict the ability of Seller to conduct its business affairs.

        (e)   Sellers agree that damages cannot compensate Purchaser in the event of a violation of the restrictive covenants set forth in this Section 8.01, and that in such event injunctive relief shall be essential for the protection of Purchaser and its successors and assigns. Accordingly, Sellers agree and consent that, in the event any of said restrictive covenants shall be violated or breached, Purchaser shall be entitled to obtain injunctive relief upon proper showing against the party or parties violating such covenants, upon due notice, in addition to such further or other relief as may appertain at equity or law. Obtaining such an injunction by Purchaser shall not be considered an election of remedies or a waiver of any right to assert any other remedies which Purchaser has at law or in equity. No waiver of any breach or violation of this Section 8.01 shall be implied from forbearance or failure by Purchaser to take action thereon. Sellers agrees that, if any provision of this Section 8.01 shall be adjudicated to be invalid or unenforceable, such provision shall be deleted from this Agreement, but such deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided, further, that to the extent any provision of this Section 8.01 is deemed enforceable by virtue of its scope in terms of area or length of time, but may be made enforceable by limitations thereon, Sellers agree that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which the enforcement is sought.

        (f)    The restrictive covenants contained in this Section 8.01 shall be construed as agreements which are independent of any other provision of this Agreement or any other understanding or agreement between the parties hereto, and the existence of any claim or cause of action of either Seller against Purchaser, of whatever nature, shall not constitute a defense to the enforcement by Purchaser of the covenants contained in this Section 8.01. The provisions of this Section 8.01 may be severed and/or modified by a court if necessary to render the provisions of this Section 8.01 enforceable.

        (g)   The restrictive covenants contained in this Section 8.01 are regarded by Purchaser as an essential inducement to the transactions contemplated hereby, without which Purchaser would not be willing to enter into this Agreement.

        8.02    Confidential Information.    During the Non-Compete Period, each Seller shall not, and shall cause its Affiliates (other than Kohlberg Kravis Roberts & Co. and any of its Affiliates that are not subsidiaries of PRM) and each of their respective employees and agents not to, use any of the Confidential Information of the Business (as defined below) for himself or herself or for any other person, firm, corporation, partnership or other entity, or disclose any Confidential Information of the Business to any person, firm, corporation, partnership or other entity. As used herein, the term "Confidential Information of the Business" shall mean all trade secrets and other confidential information (including, without limitation, any such information regarding the Business's methods of operation, products, financial data and customers) pertaining solely to the Business, exclusive of any such information which (a) is or becomes publicly known through no act of a Seller, (b) is rightfully received by a Seller from a third party without similar restrictions and without breach of its or a similar agreement, (c) is approved in advance for such use or disclosure by Purchaser in writing, or (d) is used or disclosed pursuant to any applicable law, rule, regulation or court order. In the event a Seller becomes legally required to disclose any Confidential Information of the Business in a manner other than expressly permitted by this Agreement, such Seller shall provide Purchaser with prompt notice so that Purchaser may seek a protective order or other appropriate remedy. Sellers will cooperate with Purchaser, at the expense of Purchaser, in seeking any such order or other remedy and Sellers shall disclose only that portion of the Confidential Information of the Business which is legally required to be disclosed.

ARTICLE IX.    MISCELLANEOUS.

        9.01    Entire Agreement.    This Agreement (together with the Schedules and Exhibits hereto and the Additional Agreements and other documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters; provided, however, that the terms of the Confidentiality Agreement dated October 21, 2004 (the "Confidentiality Agreement") shall remain in full force and effect.

        9.02    Governing Law; Jurisdiction.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each party hereto irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in either (i) the United States District Court for the Northern District of Illinois or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Cook County, Illinois, or (ii) the United States District Court for the Southern District of New York or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New York County, New York; (b) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (c) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

        9.03    Amendment; Waiver.    No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach. Any waiver must be in writing. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

        9.04    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given five business days after being sent by registered mail, return receipt requested; one business day after being sent by overnight delivery service with proof of delivery; on confirmation of receipt when sent by facsimile; or when personally delivered, in each case to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

        If to Sellers, to:

PRIMEDIA Inc. 745 Fifth Avenue New York, NY 10151
Attention:	Sheila Spence
Phone:	(212) 745-0100
Fax:	(212) 745-0645

        With a copy to:

PRIMEDIA Inc. 745 Fifth Avenue New York, NY 10151
Attention:	Andrew Schmolka, Esq.
Phone:	(212) 745-0100
Fax:	(212) 745-0131

        If to Purchaser, to:

Bank Administration Institute One North Franklin, Suite 1000 Chicago, IL 60606
Attention:	Thomas P. Johnson, Jr. President and Chief Executive Officer
Phone:	312.683.2411
Fax:	312.683.2300

        With a copy to:

Barnes & Thornburg UBS Tower, Suite 4400 One North Wacker Drive Chicago, IL 60606
Attention:	Paula Goedert, Esq.
Phone:	312.214.5660
Fax:	312.759.5646

        9.05    Separability.    If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

        9.06    Assignment and Binding Effect.    Neither party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party hereto. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

        9.07    No Benefit to Others.    The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons except to the extent expressly provided herein.

        9.08    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and may be delivered by facsimile transmission thereof, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

        9.09    Interpretation.    Article titles and headings to sections are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and permitted assigns; "hereof', "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; unless otherwise expressly provided where such reference is made, references to "Article", "Section" or another subdivision or to an attachment or "Schedule" are to an article, section or subdivision hereof or an attachment or "Schedule" hereto; references to "generally accepted accounting principles" shall mean generally accepted accounting principles in effect in the United States.

        9.10    Disclosure.    For the purposes of this Agreement, any disclosure of information in any Schedule to this Agreement shall be deemed to be disclosure in each other Schedule hereto to which the relevance of the disclosed information is reasonably apparent. In addition, any representation made "to the knowledge of Sellers" or "to Sellers' knowledge" shall mean to the knowledge of the persons listed on Schedule 9.10(a) attached hereto, and any representation made "to the knowledge of Purchaser" or "to Purchaser's knowledge" shall mean to the knowledge of the persons listed on Schedule 9.10(b) attached hereto.

        9.11    No Presumption.    This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

        IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first above written.

BANK ADMINISTRATION INSTITUTE
By:	/s/ THOMAS P. JOHNSON, JR. Name: Thomas P. Johnson, Jr. Title: President & CEO
PRIMEDIA INC. PRIMEDIA WORKPLACE LEARNING, L.P.
By:	/s/ CHRISTOPHER A. FRASER Name: Christopher A. Fraser Title: SVP—Law

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ARTICLE I. PURCHASE AND SALE OF THE ASSETS.
ARTICLE II. PURCHASE PRICE AND PAYMENT.
ARTICLE III. CLOSING.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER.
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER.
ARTICLE VI. FURTHER AGREEMENTS OF THE PARTIES.
ARTICLE VII. INDEMNIFICATION.
ARTICLE VIII. RESTRICTIVE COVENANTS AND CONFIDENTIALITY
ARTICLE IX. MISCELLANEOUS.